Exhibit 28(a)

                              BANK OF LOUDOUN
                            30 Catoctin Circle
                         Leesburg, Virginia  22075


                 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON JULY 28, 1994


To The Shareholders of
Bank of Loudoun:

     A Special Meeting of Shareholders of Bank of Loudoun (the "Bank") will be held at the Carrodoc Hall at the Ramada Inn, 15 East Market Street, Route 7, Leesburg, Virginia on July 28, 1994 at 7:00 p.m., for the following purposes:

     (1) To consider and vote upon the proposal to approve and adopt the Agreement and Plan of Merger among the Bank and Jefferson National Bank and Jefferson Bankshares, Inc. (the "Merger Agreement"), pursuant to which the Bank will be merged with and into Jefferson National Bank, the wholly owned national bank subsidiary of Jefferson Bankshares, Inc. Shares of Bank common stock will be converted into the right to receive shares of Jefferson Bankshares, Inc. common stock in accordance with the terms of the Merger Agreement.

     (2) To consider and vote upon any other matters that may lawfully come before the Special Meeting.

     Only stockholders of record at the close of business on June 6, 1994, will be entitled to receive notice of and to vote at the Special Meeting and any adjournment thereof.

     PLEASE FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE COMPLETED AND RETURNED.

                              By Order of the Board of Directors



June 11, 1994                      John E. Skilton, Secretary